FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
FOURTH QUARTER 2005 RESULTS
Company Declares Cash Dividend of $0.53 Per Share
HAMILTON, BERMUDA – January 26, 2006 – Arlington Tankers Ltd. (NYSE: ATB) today announced financial results for the quarter ended December 31, 2005. For the quarter ended December 31, 2005, the Company’s total revenues were $14.3 million, consisting of $12.7 million in basic vessel charter hire and $1.6 million in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the fourth quarter results from operations, Arlington’s Board of Directors has declared a cash dividend of $0.53 per share. The dividend is payable on February 9, 2006 to shareholders of record at the close of business on February 7, 2006.
Fourth Quarter Results
The additional charter hire earned during the fourth quarter of 2005 was derived from profit sharing arrangements under the time charters of the Company’s V-Max, Panamax and Product vessels. Of the $1.6 million in additional hire, $650,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The remaining $950,000 was attributed to our Panamax and Product tankers. Average charter rates for the Panamax and Product tankers under profit sharing agreements rebounded during the cyclically strong fourth quarter and resulted in the Company earning increased profit sharing revenues for its Panamax and Product tankers compared to the third quarter of 2005.
The Company’s operating expenses during the fourth quarter of 2005, including depreciation costs of $3.1 million and general and administrative expenses of $1.1 million, were $8.1 million. Included in the general and administrative expenses for the fourth quarter were approximately $500,000 of expenses associated with the previously announced acquisition of two new Product tankers.
The Company’s interest expense, net of interest income for the fourth quarter, was $1.7 million. This expense represents interest under the Company’s $135 million, five-year, secured credit facility with Fortis Bank, which was terminated on December 21, 2005, and interest expense on the December 21, 2005 initial $135 million draw down on the new term loan facility with The Royal Bank of Scotland plc.
The Company’s net income for the quarter was $10.8 million or $0.70 per share. Included in net income for the fourth quarter is a net gain related to the Company’s termination of its interest rate swap arrangement and the repayment of the Company’s $135 million debt facility on December 21, 2005 with Fortis Bank and HSBC Bank. A gain of $4.8 million was realized in the fourth quarter, offset by approximately $700,000 related primarily to the write-off of previously paid deferred financing costs associated with the December 21, 2005 termination of the debt facility and interest rate swap. The termination of the interest rate swap was completed in conjunction with the purchase of two new vessels described below. Also included in net income for the quarter was an unrealized gain of $2.2 million, representing the fair value of the Company’s new interest rate swap arrangement with The Royal Bank of Scotland plc, as the swap was not designated as a hedged transaction as of December 31, 2005.
For the four quarters ended December 31, 2005, the Company’s earnings have generated a combined dividend to shareholders of $2.11 per share.
Purchase of Two New Vessels
During the fourth quarter, the Company announced that it had entered into an agreement to purchase two modern 47,000 deadweight tonne double-hulled Product tankers from the Stena Group for an aggregate price of $92 million in cash. Arlington took delivery of the vessels on January 5, 2006. The new vessels, Stena Contest and Stena Concept, were built in 2005. On December 12, 2005 the Company entered into a $229.5 million five-year term Loan Agreement with The Royal Bank of Scotland plc. Arlington used the proceeds of the term loan facility to refinance its existing $135 million debt facility with a group of banks for which Fortis Bank (Nederland) N.V. acted as agent, as well as to fund the purchase price and transaction costs related to the two Product tankers. As a result of these draw downs, the Company’s outstanding borrowings under the term loan as of January 5, 2006 were $229.5 million. In connection with the Loan Agreement, Arlington entered into an interest rate swap agreement with the Royal Bank of Scotland. As a result of this swap, together with the benefits that Arlington received from the termination of the former swap with Fortis Bank, Arlington’s interest rate under the new Loan Agreement has been effectively fixed at approximately 5.38%.
Business Update
All of Arlington’s vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The remaining fixed term of the charters varies by vessel between 3 and 5 years, inclusive of the January 5, 2006 amendments to the time charter arrangements. There are also options to extend the terms.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, six of the vessels have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire is not guaranteed.

     “Average spot market returns from profit sharing arrangements were higher in the fourth quarter than in the third quarter, due to seasonally higher freight rates and market benefits from the disruption of routine trade lanes during the active hurricane season,” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. “Global oil demand has been increasing, and this trend resulted in increased tonne-miles for tankers in 2005. Our time charter strategy provides stable and predictable earnings from basic charter hire, but can also allow us to capture benefits from increasing global oil demand if this trend continues in 2006.”
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s board of directors. The Company is maintaining its estimate included in its Quarterly Report on Form 10-Q, filed on November 14, 2005, and subsequently updated in its press release dated November 17, 2005 that the amount of cash available for dividends for fiscal 2006 will be approximately $2.19 per share.
The Company expects to announce its next dividend on April 27, 2006 and to pay that dividend on or about May 9, 2006.
About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately two years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward- looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward- looking statements.

Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations*
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Revenue	$14,302	$17,836	$55,455	$57,958

Operating expenses:
Vessel operating expenses	3,871	5,645	13,999	17,575
Depreciation	3,102	3,257	12,411	11,421
Administrative expenses	1,108	1,111	2,494	1,676

Total operating expenses	8,081	10,013	28,904	30,672

Operating Income	6,221	7,823	26,551	27,286

Other income (expenses):
Interest income	75	21	233	49
Interest expense	(1,732)	(1,659)	(6,766)	(6,984)
Unrealized gain on interest rate swap	2,160	—	2,160	—
Net gain on termination of interest rate swap and debt facility	4,055	—	4,055	—

Other income (expenses), net	4,558	(1,638)	(318)	(6,935)

Net income	$10,779	$6,185	$26,233	$20,351

Net income per share	$0.70	$0.28	$1.69	$0.28

Weighted average shares outstanding	15,500,000	15,500,000	15,500,000	15,500,000

*     Comparative financial information for the fourth quarter and twelve months of 2004 is not meaningful because this information pertains to operations of Arlington’s predecessor and a partial quarter of operation, prior to the completion of the Company’s initial public offering. The Company does not believe that the predecessor financial information provides a meaningful comparison to the Company’s current operations.

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets*
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$11,839	$5,960
Short-term investments	2,500	—
Accounts receivables	1,601	2,102
Prepaid expenses and accrued income	283	1,346

Total current assets	16,223	9,408

Vessels, net	269,031	281,441
Deferred debt issuance costs	1,193	787
Fair value of interest rate swap	2,160	1,214

Total assets	$288,607	$292,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$2,399	$1,323
Unearned revenue	2,237	2,040

Total current liabilities	4,636	3,363

Long term debt	135,000	135,000

Total liabilities	139,636	138,363

Shareholders’ equity	148,971	154,487

Total liabilities and shareholders’ equity	$288,607	$292,850

*     Selected balance sheet accounts include activity in the fourth quarter associated with the purchase of two new Product tankers. On January 5, 2006, the Company completed the purchase of two new Product tankers.